From: DAVID MCNAMARA, UBS SECURITIES LLC
To: MICHAEL GRANT, UBS SECURITIES LLC
Subject: UBSC 2011-C1 -- NEW ISSUE   **PUBLIC OFFERING**  **FWP**
Date: 12/06, 2011  16:31:46

Update includes Free Writing Prospectus and Annex A-1 with revised disclaimer
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JOINT BOOKRUNNERS / CO-LEAD MANAGERS: UBS SECURITIES & CITIGROUP GLOBAL MARKETS
CO-MANAGERS: NATIXIS SECURITIES, BARCLAYS CAPITAL, BOFA  MERRILL LYNCH & MORGAN
STANLEY
RATING AGENCIES: DBRS & MOODY's

*** OFFERED CERTIFICATES - PUBLIC ***
CLASS       DBRS/MDYS         SZ($MM)  WAL    C.S.     PRIN WIN     LTV   NOI DY
A-1      AAA(sf)/Aaa(sf)       37.045  2.60  30.000%  01/12-07/16  45.2%  16.4%
A-2      AAA(sf)/Aaa(sf)      154.403  4.67  30.000%  07/16-10/16  45.2%  16.4%
A-3      AAA(sf)/Aaa(sf)      235.921  9.68  30.000%  06/21-10/21  45.2%  16.4%
A-AB     AAA(sf)/Aaa(sf)       44.375  7.22  30.000%  10/16-06/21  45.2%  16.4%

POOL BALANCE:                      $673.9MM
NUMBER OF LOANS:                    32
NUMBER OF PROPERTIES:               38
WA CUT-OFF LTV:                     64.6%
WA UNDERWRITTEN NCF DSCR:           1.43X
WA UNDERWRITTEN NOI DEBT YIELD:     11.5%
WA MORTGAGE INTEREST RATE:          5.9828%
WA REM TERM TO MATURITY (MOS):      103

TOP 5 PROPERTY TYPES: OFFICE 26.4%, RETAIL 22.5%, HOSPITALITY 15.4%,
MULTIFAMILY 13.6%, INDUSTRIAL 10.8% & MIXED USE 6.2%
TOP 5 STATES: NY 33.0%, FL 18.1%, CA 8.0%, PA 7.4% & TX 6.7%
AMORTIZATION TYPE: AMORTIZING BALLOON 62.0%, PARTIAL INTEREST ONLY 38.0%
TOP 10 LOANS AS A % OF POOL: 63.2%

MASTER SERVICER:  WELLS FARGO BANK, NA
SPECIAL SERVICER: MIDLAND LOAN SERVICES
OPERATING ADVISOR:TRIMONT RE ADVISORS
DIRECTING HOLDER: RIALTO

ANTICIPATED TIMING:
- FWP & ANNEX A-1: ATTACHED
- INVESTOR GROUP MEETINGS: TODAY 12/6 (SEND RSVP TO DESK)
HARTFORD       12PM LUNCH
BOSTON          4PM RECEPTION

MINNEAPOLIS   730AM BREAKFAST
MILWAUKEE      12PM MEETING
CHICAGO         4PM MEETING

TOMORROW (12/7)
COLUMBUS       8AM MEETING

- INVESTOR MEETINGS AVAILABLE UPON REQUEST (CONTACT SALES COVERAGE)
- INVESTOR RECORDED CALL: 12/6
- ANTICIPATED PRICING: WEEK OF 12/12

- ANTICIPATED SETTLEMENT:  12/29

- DEAL INFORMATION CAN BE FOUND ON INTRALINKS (CONTACT SALES COVERAGE)

UBS TRADING DESK CONTACTS:
DAVID MCNAMARA    212-713-6189
DAVID NASS        212-713-8843
NICK GALEONE      212-713-8832

**************************************************************************
The issuer has filed a registration statement (including a prospectus) with the
SEC (registration statement file no. 333-166711) for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the
SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at
www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-877-858-5407.

The offered certificates may not be suitable for all investors.  Investors are urged to read any more complete free writing prospectuses prior to making an investment decision and, following availability thereof, the prospectus supplement, relating to the offered certificates because they contain important information regarding the offering that is not included herein.  The issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement if you request it by calling toll-free 1-877-
858-5407.

The offered certificates referred to in these materials, and the asset pools backing them, are subject to modification or revision (including the possibility that one or more classes of offered certificates may be split, combined or eliminated at any time prior to issuance or availability of a final prospectus) and are offered on a "when, as and if issued" basis.  You understand that, after you indicate an interest in purchasing any class of offered certificates, a contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of certificates to be made to you; any "indications of interest"
expressed by you, and any "soft circles" generated by us, will not create binding contractual obligations for you or us.

Because the offered certificates are being offered on a "when, as and if issued" basis, any such contract will terminate, by its terms, without any further obligation between us, if the offered certificates themselves, or the particular class to which the contract relates, are not issued.  Because the offered certificates are subject to modification or revision, any such contract also is conditioned upon the understanding that no material change will occur with respect to the relevant class of securities between the date of pricing and the closing date.  If a material change does occur with respect to such class, our contract will terminate, by its terms, without any further obligation between us (the "Automatic Termination").  If an Automatic
Termination occurs, we will provide you with revised offering materials reflecting the material change and give you an opportunity to purchase such class.  To indicate your interest in purchasing the class, you must communicate to us your desire to do so within such timeframe as may be designated in connection with your receipt of the revised offering materials.

The information contained in these materials may be based on assumptions regarding market conditions and other matters as reflected herein, however, there is no guaranty that any such assumptions will coincide with actual market conditions or events.

The underwriters and their respective affiliates, officers, directors, partners and employees, including persons involved in the preparation or issuance of these materials, may, from time to time, have long or short positions in, and buy and sell, the offered certificates mentioned herein or derivatives thereof
(including options).  UBS Securities LLC, Citigroup Global Markets Inc. and the
other underwriters and their respective affiliates may have an investment or commercial banking relationship with the issuer.

Information in these materials is current as of the date appearing on the material only.  This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement.  The information in this free writing prospectus is preliminary and subject to change prior to the time of sale.  Information in these materials regarding any offered certificates discussed herein supersedes all prior information regarding such offered certificates.  These materials are not to be construed as an offer to sell or the solicitation of any offer to buy any offered certificate in any jurisdiction where such an offer or solicitation would be illegal.  You should consult your own counsel, accountant and other advisors as to the legal, tax, business, financial and related aspects of a purchase of these securities.

IRS CIRCULAR 230 NOTICE:  THIS MATERIAL IS NOT INTENDED OR WRITTEN TO BE USED,
AND CANNOT BE USED, FOR THE PURPOSE OF AVOIDING U.S. FEDERAL, STATE OR LOCAL
TAX PENALTIES.  THIS MATERIAL IS WRITTEN AND PROVIDED BY THE UNDERWRITERS IN
CONNECTION WITH THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS
ADDRESSED HEREIN.  INVESTORS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR
CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO
THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES
WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA
BLOOMBERG OR ANOTHER EMAIL SYSTEM.